Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Secures Private Placement Financing

EXTON, PA - (Marketwire - December 5, 2012) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced that it has entered into a private placement with six accredited investors for the sale of $4 million of senior secured convertible notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of WPCS’ common stock. The closing of this transaction is conditioned upon satisfaction of closing conditions, which have all been satisfied except receipt of the funds, which should be completed today.

Under the general terms of the Notes, WPCS will be able to draw down daily against the $4 million of gross proceeds based on available cash in a lockbox account plus 95% of available qualified accounts receivables, less a reserve of $250,000 and less the total amount of principal, accrued interest, fees, costs and expenses owed pursuant to the Notes. At closing, it is anticipated that WPCS will initially draw down approximately $2.2 million to retire the existing $2 million senior revolving line of credit with Sovereign Bank, N.A., and related fees and expenses. The Notes are convertible into shares of common stock at an initial conversion price of $0.3768 per share.

The investors will also receive warrants to purchase an aggregate of 15,923,567 shares, exercisable for five years at an initial exercise price of $0.471 per share. The conversion and exercise prices of the Notes and Warrants will be adjusted to 85% of market price on the occurrence of certain future adjustment dates as defined in the transaction documents. The Notes will mature on the eighteen-month anniversary of the closing date and will bear interest at the rate of 4% per annum, payable quarterly in arrears. The definitive agreements containing the details of the financing will be filed as exhibits to a Current Report on Form 8-K, that will be filed with the Securities and Exchange Commission.

Joseph Heater, Chief Financial Officer of WPCS, commented, “We are pleased to announce the successful completion of the financing. The Notes provide adequate financing to repay Sovereign Bank and gives us the ability to obtain additional working capital through the available qualified accounts receivable parameters and from any future conversion of Notes to common shares. We believe we are completing a turnaround in operating performance while securing the working capital needed to deliver better operating results in the future.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. WPCS provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about WPCS’ future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. WPCS’ actual results could differ materially from expected results. In reflecting subsequent events or circumstances, WPCS undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x101

ir@wpcs.com